EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, effective as of July 17, 2003 between TELE-V INC., a New York corporation, having a place of business at 1120 Avenue of the Americas, Suite 4020, New York, New York 10019("Employer"), and JEFFREY GLICKMAN, an individual with a place of business located at 5615 Twin Brooks Avenue, Dallas, Texas 75252 ("Employee").


                              W I T N E S S E T H :

     WHEREAS, the Employee is fully aware of all aspects of the business of Employer; and

     WHEREAS, Employer desires to employ the Employee in accordance with the terms of this Agreement, and the Employee desires to be so employed by Employer; and

     WHEREAS, Tele-V Media LLC, an affiliate of the Employer is simultaneously with the execution of this Agreement acquiring Innovative Marketing Alliances LLC, a Texas limited liability company, of which the Employee is the majority owner and President (the "IMA Acquisition"); and

     WHEREAS, the Employer's parent, Tele-V, Inc., a New York corporation ("Tele"), has entered into a definitive acquisition agreement with National Management Consulting, Inc. ("National") dated as of July 9, 2003 pursuant to which National will acquire all of the outstanding capital stock of Tele and effective upon the closing of such acquisition, National will wholly own Tele and Employer (the "National Acquisition"), which Employer has fully disclosed to Employee.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions set forth herein.

     2. TERM.

        2.1. The term of Employee's employment hereunder shall commence effective as of July 17, 2003 (the "Commencement Date") and shall terminate (the "Termination Date") on the earliest of:

        (a) July 17, 2005;

        (b) The death of Employee;

        (c) The disability of Employee. Disability, for the purposes of this
Section 2.1.(c), shall mean any physical or mental illness or injury as a result of which Employee remains absent from work or cannot adequately perform his duties hereunder for ninety (90) days (whether or not continuous) or sixty (60) consecutive days during any period of three hundred sixty (360) consecutive days. The disability shall be deemed to have occurred on the ninetieth (90th) or sixtieth (60th), as the case may be, day of Employee's absence or lack of adequate performance; (d) Upon notice by Employer to Employee of the termination of Employee's employment for cause. "Cause" shall mean: (i) Employee's conviction of a felony; (ii) Employee's material breach of any of his obligations under this Agreement; (iii) Employee's gross negligence with respect to his duties or gross misfeasance or malfeasance of office; (iv) Employee's termination of this Agreement and/or termination of employment with Employer;
(v) Employee's commission of a material act of dishonesty related to Employer's business or its relationships with any of its employees, suppliers, contractors or customers; (vi) failure of Employee to generate business sufficient to enable Employer to meet twenty five percent (25%) of the revenue and EBITDA targets for the 12 month periods ending Septemeber 30, 2004 and September 30, 2005, respectively as established by the Managing Member of the Employer or the Board of Directors of the parent of the Employer, which shall not include any revenue or EBITDA generated by any Genio manufactured, produced or licensed products, provided however, that such revenue and EBITDA will include the sale of Marvel licensed products such as the Vanity email program, the key chain program or the Marvel chess set program as well as Genio sales generated either through Innovative Marketing Alliances LLC or Galaxy Class Marketing, Inc. through alternative channel sales which will include the wholesaling of Genio Cards to these entities for re-sale with the net profit to be applied towards Employee's revenue and EBITDA targets; (vii) failure of Employee to generate business for Employer sufficient to reduce within eighteen months of the date of this Agreement at least 90% of the following liabilities of Innovative Marketing Alliances LLC as part of the IMA Acquisition:

Shareholder Loans

AMERICAN EXPRESS                              $112,105.80

BANK ONE (WAS FIRST USA)                      $ 12,929.52

CHOICE VISA                                   $  3.524.75

CITI ADVNTAGE MC 1389                         $ 12,241.73

DIRECT MERCHANTS 5969                         $ 13,301.70

MBNA 1022                                     $ 22,660.35

SEARSGOLD MASTERCARD                          $ 10,523.90

SONY FROM CITICORP                            $  8,649.35


CREDIT CARDS

CAPITAL ONE SERVICES                         $   3,611.97

DISCOVER BANK                                $   2,961.34

FLEET CREDIT CARD SERVICES                   $   4,457.57


                        Total                $ 206,967.98


With respect to subsection (vi) and (vii) above, the determination of revenue, EBITDA and liabilities reduction shall be made by the Employer or the parent of the Employer's regular accountants.

(viii) Employee's refusal or willful failure to furnish information concerning Employer's affairs as reasonably requested by or under the authority of the Board of Directors, or Employee's willful and material falsification of such information or Employee's willful failure to carry out directives from the managing member of the Employer or the Board of Directors of the parent of



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

the Employer; provided, however, that prior to terminating this Agreement for cause pursuant to (ii), (iii) and (viii) (with respect to failure to furnish information or failure to carry out directives only), Employer will give Employee written notice of such cause and fifteen (15) days from delivery of the notice in which to cure such cause;

          (e) upon notice by Employer to Employee of the termination of Employee's employment without cause.

          2.2. Upon termination of this Agreement, Employer's obligations hereunder shall cease; PROVIDED, HOWEVER, that in the event of termination pursuant to Section 2.1.(b) or 2.1.(c) Employer shall pay to Employee or Employee's estate all salary and vacation, leave and holiday benefits, if any, accrued but unpaid as of the Termination Date; and in the event of termination pursuant to Section 2.1(e) Employer shall continue to pay to Employee after such termination Employee's salary for the remainder of the Agreement through and including July 17, 2005 and Employee shall be entitled to all vested options through the Termination Date plus any remaining unvested options as provided for in Section 4.6 below shall be deemed vested as of the Termination Date, provided however that notwithstanding the foregoing, in the event that Employer terminates Employee's employment under Section 2.1(e) on or before January 17, 2004, Employer shall only be obligated to pay all accrued but unpaid salary, vacation, leave and holiday benefits through the Termination Date plus an additional three months of salary beyond the Termination Date to the Employee and the Employee shall only be entitled to vested options as of the Termination Date. Employer shall be entitled to enforce the terms of Sections 7 and 8 hereof notwithstanding the termination of Employee's employment pursuant hereto. Payment by Employer to Employee pursuant to this Section 2.2 subsequent to termination of Employee's employment shall constitute satisfaction of all obligations of Employer to Employee hereunder. Any payments of salary required to be paid to the Employee hereunder shall be paid in the same installments as paid to the Employee prior to the Termination Date or according to the then general payroll practices of Employer, but in no event less frequently than monthly.

     3.   BASIC COMPENSATION.

          3.1. COMPENSATION.

          For all services to be rendered by Employee hereunder and in consideration of all of the covenants set forth in this Agreement, and subject to the performance of the services required to be performed by Employee hereunder, Employer shall pay to Employee a salary at the annual rate of One Hundred Twenty Thousand Dollars ($120,000), which shall be payable in accordance with the general payroll practices of Employer, but in no event less frequently than monthly.

          3.2. In addition to his salary, Employee shall be eligible for bonus compensation in respect of Employer's fiscal year end ("FYE") June 30, 2004 and September 30, 2005 as follows:


FYE               EBITDA THRESHOLD         PERCENTAGE OF ANNUAL SALARY
---               ----------------         ---------------------------
2004              > $4,000,000                 25%
                  -
                  > $5,000,000                 25% (for an aggregate of 50%)
                  -



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


2005              > $12,000,000                25%
                  -
                  > $15,000,000                25% (for an aggregate of 50%)
                  -

               (a) The bonus will be a percentage of Employee's annual rate of salary in the year the bonus was earned. The determination of earnings before interest, taxes, depreciation and amortization ("EBITDA") for any fiscal year will be made by Employer or Employer's regular accountants. The EBITDA figures shall include the performance of Employer's parent, subsidiaries and affiliates.

               (b) In order to be eligible for a bonus for any fiscal year, Employee must be employed by Employer throughout that entire fiscal year. Employee acknowledges that this Section 3 does not confer any right to employment with Employer, and that termination of this Agreement is governed by
Section 2 hereof.

               (c) All bonuses payable to Employee pursuant to this Section 3.2 shall be paid to Employee as soon as practicable after the end of the fiscal year but, in any event, promptly after receipt by Employer from its independent accounting firm of its annual financial statements.

          3.3. Employer shall be entitled to deduct applicable withholding and other payroll taxes and the like from all amounts payable to Employee under this Agreement before remitting the same to Employee.


     4.   BENEFITS.

          4.1. Employee shall be entitled to participate, to the extent of his eligibility therefore, in such pension, profit-sharing, health, disability, vacation and other employee benefit programs as are generally provided from time to time by Employer to all of its employees.

          4.2. Nothing contained in this Agreement shall be construed to require Employer to create or continue any programs or prevent Employer from modifying or terminating any programs.

          4.3. Employer shall furnish Employee with such working facilities and other services that Employer deems suitable to Employee's position and duties.

          4.4. Employer shall reimburse Employee, upon receipt of proper vouchers or receipts therefor, for all proper business expenses incurred by Employee in the performance of his duties hereunder. All expenses in excess of $1,000 require Employer's prior written consent.

          4.5. Employee shall be entitled to a living allowance of $5,000 per month to include accommodations in New York City, travel to and from New York from Employee's permanent residence (which shall not include travel for business purposes for the Employer) and car allowance.

          4.6. In the event that the National Acquisition occurs, Employer agrees to use its best efforts to secure an option grant for Employee to purchase up to five hundred thousand
\


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

(500,000) shares of restricted common stock of National at an exercise price for the otions of $1.50 per share on the following vesting schedule (the "National Options"):

                    (a) 100,000 options upon the closing of the National Acquisition; and

                    (b) 100,000 options on each of the six, twelve, eighteen and twenty four month anniversary of the closing of the National Acquisition.

                    (c) The Employer shall seek to secure from National options that will terminate three years after vesting; provided, however, that (i) if Employee resigns or his employment is terminated for cause, the options terminate immediately (and all options which were not vested prior to the date of such resignation or termination will be immediately cancelled upon such resignation or termination), and (ii) if Employer terminates Employee's employment without cause or Employee's employment with Employer does not continue (for any reason) subsequent to the expiration of this Agreement, the options terminate 90 days from the date of such termination or expiration.


     5.    DUTIES.

           5.1. During the term of Employee's employment hereunder, Employee agrees to serve as the President of Employer and Tele and shall perform such duties and services to Employer consistent with the position in which Employee is serving and its responsibilities as may be determined from time to time by Employer and Tele. Employee shall report to the Chairman and/or Chief Executive Officer of Employer and to the executive officers and Board of Directors of Tele and to such other executive officers of Employer as the Board of Directors shall determine from time to time. Employee agrees that in the performance of Employee's duties hereunder Employee will act only in good faith and in the best interest of Employer. Employee further agrees that Employee shall work in the New York City offices of Employer for four working days per week, subject to exceptions for business travel. Employee further agrees that Employer, in its sole discretion, may change Employee's title and/or duties.

     6. EXTENT OF SERVICES. During the period of his employment hereunder, Employee shall serve Employer faithfully and to the best of his ability and shall devote his best efforts and entire business time, attention, energies and skill to the business and affairs of Employer and its affiliates. Employee shall be expected to work full time during normal business hours and, when necessary, on additional assignments and projects consistent with his duties hereunder.

     7.    SECRECY AND NONDISCLOSURE.

            7.1. Without the prior written consent of Employer in each instance, and in further consideration of the employment of Employee hereunder, Employee agrees to treat as secret and confidential all of the Trade Secrets (as hereinafter defined) of Employer, and Employee agrees further not to disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any Trade Secret, except as may be necessary to perform Employee's services hereunder or except as required by law in which case Employee shall provide Employer with written notice of such requirement by law no less than five days prior to any such disclosure.



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

          7.2. "Trade Secrets", as used in this Agreement, shall mean any and all information regarding the business of Employer and any Subsidiary or Affiliate or Parent (as hereinafter defined) of Employer, including, but not limited to, information regarding operations, systems, technology, services, know-how, supplier lists, customer lists, customer accounts, financial information, costing data, and marketing plans, to the extent not generally known in the Direct Response (as defined in Section 8.4 below) industry or not otherwise disclosed by Employer to the public.

          7.3. "Affiliates", as used in this Agreement, shall mean any person, firm or entity that, directly or indirectly, is controlled by or is under common control with Employer. In this definition, the term "control" shall mean the ownership of 15% or more of the beneficial interest in the firm or entity referred to. "Subsidiary" shall mean wholly as well as partly-owned subsidiaries. "Parent" shall mean Tele and National and their successors and assigns.


     8.    COVENANTS.

           8.1. NON-COMPETITION.

          (a) Employee agrees that during Employee's employment with Employer, and for period of time commencing with the Termination Date and ending on the last day in respect of which Employee is entitled to severance pay (or, in the case of termination for cause or resignation, ending on the six month anniversary of the Termination Date), Employee shall not, directly or indirectly, for his own account or as an Employee, officer, director, partner, joint venturer, shareholder, investor or otherwise, within the United States of America (Employer's distribution and sales region), either engage in any phase of any business or enterprise similar to that of Employer or in competition with Employer or compete with Employer in any Direct Response related business in which Employer may be engaged or which it is actively developing or had developed as of the Termination Date; PROVIDED, HOWEVER, that nothing in this
Section 8.1(a) shall be construed to prevent the Employee from making any investments in the securities of any business enterprise whether or not engaged in competition with the Employer or any of its Subsidiaries or Affiliates, to the extent that such securities are actively traded on a national securities exchange or the NASDAQ system in the United States or on any foreign exchange and represent, at the time of acquisition, not more than five percent (5%) of the aggregate equity of such business enterprise.

          (b) Employee agrees that during the period of his employment with Employer, Employee shall not, directly or indirectly, employ or solicit the employment or engagement by himself or others of any employees of Employer or of any independent contractors or suppliers servicing Employer.

          (c) Employee agrees that for a period of twelve (12) months immediately following the termination of his employment with Employer, Employee shall not, directly or indirectly, employ or solicit the employment or engagement by himself or others of any employees of Employer or of any independent contractors or suppliers servicing Employer; PROVIDED, HOWEVER, that this Section 8.1.(c) shall apply only with respect to such employment or solicitation of employment in a business or venture related to the Direct Response industry.




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

          (d) The existence of any claim or cause of action by Employee against Employer shall not constitute a defense to the enforcement by Employer of the covenants contained in this section, but such claim or cause of action shall be litigated separately.

          8.2. SOLICITATION OF CUSTOMERS OF EMPLOYER.

          (a) Employee agrees that during the period of his employment with Employer, Employee shall not, directly or indirectly, for himself, or as an agent, Employee or consultant of another person, firm or corporation, knowingly canvass or solicit business from any of Employer's customers.

          (b) Employee agrees that for a period of nine (9) months immediately following his employment with Employer, Employee shall not, directly or indirectly, for himself, or as agent, Employee or consultant of another person, firm or corporation, knowingly canvass or solicit business from any of Employer's customers; PROVIDED, HOWEVER, that this Section 8.2(b) shall apply only with respect to such canvassing or solicitation of business which business involves the Direct Response industry.

          8.3. INVENTIONS AND DISCOVERIES.

          (a) Employee shall promptly and fully disclose to the Employer, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by Employee (whether or not at the request or upon the suggestion of the Employer) during the period of his employment with the Employer or any if its affiliates, solely or jointly with others, in or relating to any activities of the Employer or any of its affiliates (collectively the "Subject Matter").

          (b) Employee hereby assigns and transfers, and agrees to assign and transfer, to the Employer, all his rights, title and interest in and to the Subject Matter which constitutes work-for-hire and expressly waives any any moral rights or "droit morale" in and to any Subject Matter and further agrees to deliver to the Employer any and all drawings, notes, software, code, specifications and data relating to the Subject Matter. Employee shall assist the Employer in obtaining such copyrights or patents during the term of this agreement, and to testify in any prosecution or litigation involving any of the Subject Matter.

          8.4. DEFINITIONS. For purposes of this Section 8, (i) businesses or enterprises "similar to" or "in competition with" Employer shall mean those engaged, in whole or in part, in the business of distributing and selling collectibles and other consumer products through direct response marketing, television infomercials and retail channels (collectively, "Direct Response"), and (ii) Employer shall mean Employer and any subsidiaries and affiliates or the parent of Employer.

          8.5. REASONABLENESS OF RESTRICTION. Employee acknowledges that the restrictions specified under Section 8 hereof are reasonable, in view of the nature of the business in which Employer is engaged and Employee's special and unique skills, reputation and knowledge of Employer's operations. Employee further acknowledges that his service, if used by a competitor, could cause significant harm to Employer.



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

          8.6. MODIFICATION OF RESTRICTIONS. Notwithstanding anything contained in Section 8 to the contrary, if the restrictions specified under Section 8 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

     9. CONSENT TO EQUITABLE RELIEF. Employee consents and agrees that if Employee violates or threatens to violate any of the provisions contained in Sections 7 or 8 of this Agreement, Employer shall, in addition to such other remedies as it may have at law or in equity, be entitled to an injunction to be issued by a court or arbitrator of competent jurisdiction restraining and prohibiting Employee from committing or continuing any violation of such provisions. If the scope of any restriction contained in this Agreement is too broad to permit enforcement to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law.

     10. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants to Employer that he is not subject to any contract or restriction with any person or entity that would be violated by his execution of this Agreement, the performance of his obligations hereunder or the carrying out of his duties hereunder.

     11. NOTICE. For the purposes of this agreement, notices and all other communications provided for in this agreement shall be in writing and shall be deemed to have been duly given when delivered, two (2) business days after delivery to a nationally recognized overnight courier service for next day priority delivery or three (3) business days after having been deposited in the mails by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employer:            Tele-V Media LLC
                                    1120 Avenue of the Americas, Suite 4020
                                    New York, New York  10019
                                    Att: Shai Bar-Lavi

         With a copy to:            Moritt Hock Hamroff & Horowitz LLP
                                    400 Garden City Plaza, Suite 202
                                    Garden City, New York 11530
                                    Att: Eric M. Mencher, Esq.

         If to Employee:            Jeffrey Glickman
                                    5615 Twin Brooks Avenue
                                    Dallas, Texas  75252

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.



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

     12. WAIVER OF BREACH. The waiver by either party of a breach of any provision hereof shall not operate or be construed to operate as a waiver by such party of any subsequent breach by the other party of any provision hereof.

     13. BENEFITS AND BURDENS. The rights and obligations of Employer hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The rights of Employee hereunder shall inure to the benefit of his heirs and his personal representatives.

     14.  ENTIRE AGREEMENT, MODIFICATION AND CONSTRUCTION.

          14.1. This Agreement contains the entire Employment Agreement between Employer and Employee, and supersedes and replaces any and all prior agreements between the parties concerning the subject matter hereof.

          14.2. The terms and conditions hereof may be change only by an agreement in writing signed by Employer and Employee.

          14.3. This Employment Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof. Any dispute arising under or related to this Employment Agreement may only be maintained in the State or Federal courts of the State of New York, New York County and Employer and Employee waive any defense of lack of personal jurisdiction or forum non conveniens or related defense to the bringing of any action, suit or proceeding in the State or Federal courts of the State of New York.

     15. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     16. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. COUNTERPARTS. This agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     18.  EMPLOYEE'S REVIEW OF THIS AGREEMENT. Employee acknowledges that he has
(i) carefully read this Agreement, (ii) had an opportunity to consult with independent counsel

[REST OF PAGE LEFT INTENTIONALLY BLANK]



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


[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

with respect to this Agreement, and (iii) entered into this Agreement of his own free will.

     IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement on July 17, 2003.

                                             EMPLOYER:

                                             TELE-V INC.

                                             BY:/S/SHAI BAR-LAVI
                                             NAME: SHAI BAR-LAVI
                                             TITLE: PRESIDENT

                                             EMPLOYEE:

                                             JEFFREY GLICKMAN

                                             BY:/S/ JEFFREY GLICKMAN




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